As filed with the Securities and Exchange Commission on March 4, 2016.

Registration No. 333-194518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGI INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	41-1532464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11001 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

DIGI INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Michael C. Goergen

Senior Vice President, Chief Financial Officer and Treasurer

Digi International Inc.

11001 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 912-3444

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DIGI INTERNATIONAL INC.

EXPLANATORY NOTE

Digi International Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2014 (Registration Statement No. 333-194518 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Digi International Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”). The Prior Registration Statement registered 2,250,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Digi International Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), which replaces the 2014 Plan as of February 1, 2016, the date the Company’s stockholders approved the 2016 Plan. No future awards will be made under the 2014 Plan. This Post-Effective Amendment is being filed solely to carry forward the 1,145,292 shares registered under the Prior Registration Statement that will not be used for awards under the 2014 Plan to the 2016 Plan (the “Carryover Shares”) The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2016 Plan, including but not limited to the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2016 Plan due to outstanding awards under the 2014 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, State of Minnesota, on March 4, 2016.

DIGI INTERNATIONAL INC.

By	/s/ Ronald E. Konezny
Ronald E. Konezny
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 4, 2016:

Signature	Title

/s/ Ronald E. Konezny	President, Chief Executive Officer and Director (Principal Executive Officer)
Ronald E. Konezny

/s/ Michael C. Goergen	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Michael C. Goergen

/s/ Spiro C. Lazarakis	Director
Spiro C. Lazarakis

/s/ Ahmed Nawaz	Director
Ahmed Nawaz

/s/ William N. Priesmeyer	Director and Chairman of the Board
William N. Priesmeyer

/s/ Girish Rishi	Director
Girish Rishi

/s/ Satbir Khanuja, Ph.D.	Director
Satbir Khanuja, Ph.D.